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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               Rogers Corporation
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             (Exact name of registrant as specified in its charter)

             Massachusetts                               06-0513860
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, CT                        06263-0188
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   (Address of principal executive offices)                           (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class               Name of each exchange on which
         to be registered                  each class is to be registered

Capital Stock Purchase Rights with         New York Stock Exchange
respect to Capital Stock, $1.00
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
[X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
[ ]

Securities Act registration statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     On February 25, 1997, pursuant to the 1997 Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one capital stock purchase right (a "Right") for each outstanding share of capital stock, $1.00 par value, (the "Common Stock") held of record on March 31, 1997, and the earlier of the Distribution Date (as such term is defined below) or the redemption, exchange or expiration of the Rights. Each Right entitles the registered holder to purchase from Rogers Corporation (the "Company") one share of Common Stock at a price of $120 per share (the "Purchase Price"), subject to adjustment.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more of the then outstanding shares of Common Stock or (ii) 10 days following the commencement or announcement of an intention by any person to make a tender offer or exchange offer if, upon consummation thereof, such person would be the beneficial owner of 20% or more of such outstanding shares of Common Stock, (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock share certificates outstanding as of the Rights Plan Record Date, by such Common Stock share certificate with a copy of a summary of Rights attached thereto.

     Until the Distribution Date, the Rights will be transferred only with shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock share certificates issued after the Rights Plan Record Date upon transfer or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of shares of Common Stock on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on March 30, 2007 (the "Final Expiration Date"), unless earlier redeemed or exchanged by the Company as described below.

     In the event that after the Distribution Date the Company should consolidate or merge with and into any other person and the Company is not the surviving company, or, if the Company should be the surviving company, all or part of the shares of the Common Stock are changed or exchanged for securities of any other person or if 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of common stock of the acquiring company which, at the time of such transaction, will have the market value of two times the Purchase Price. In the event that any person becomes an Acquiring Person or any Acquiring Person enters into a merger, combination or certain other defined transactions with the Company, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate of an Acquiring Person (which will thereafter be null and void), will thereafter have the right to receive upon the exercise thereof at the then current

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Purchase Price, that number of shares of Common Stock which at such time will have a market value of two times the Purchase Price.

     At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

     At any time prior to the earlier of (i) 10 days following the date that a person or group of affiliated or associated persons becomes an Acquiring Person (subject to extension by the Board of Directors of the Company) or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, as adjusted from time to time for recapitalizations relating to the Company's Common Stock (the "Redemption Price").


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ITEM 2. EXHIBITS

4a 1997 Shareholder Rights Plan (incorporated by reference to Form 8-A dated March 24, 1997) and the June 19, 1997 and July 7, 1997 amendments (incorporated by reference to Form 8-A/A dated July 21, 1997).

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                   Registrant:

                                                Rogers Corporation


Dated:  03/30/2000                              By: /s/ Robert M. Soffer
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                                                    Robert M. Soffer, Treasurer


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                                  EXHIBIT INDEX
                                  -------------

4a 1997 Shareholder Rights Plan (incorporated by reference to Form 8-A dated March 24, 1997) and the June 19, 1997 and July 7, 1997 amendments (incorporated by reference to Form 8-A/A dated July 21, 1997).